UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): November 5, 2013

Emerson Electric Co.
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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------------- (State or Other Jurisdiction of Incorporation)	1-278 ------------------- (Commission File Number)	43-0259330 --------------------------- (I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri ------------------------------------------------ (Address of Principal Executive Offices)	63136 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 553-2000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 11, 2013, Emerson Electric Co. (the “Company”) announced that Craig W. Ashmore, Executive Vice President Planning and Development, submitted his resignation from the Company to pursue other opportunities. The effective date of his resignation is November 11, 2013.
On November 11, 2013, the Company and Mr. Ashmore entered into a letter agreement in connection with Mr. Ashmore’s resignation from the Company. Under the letter agreement, Mr. Ashmore will provide consulting services to the Company until the earlier of September 30, 2014 or the date on which he becomes employed elsewhere, for a monthly fee of $47,917. He will remain eligible to receive the earned payout of the performance shares awarded to him under the Company's 2010 performance shares program based on the Company's previously determined level of achievement of the performance objectives under the program, and subject to the terms of the program, which will be paid at the times provided for under the 2010 Program. Mr. Ashmore will also be eligible to receive a 25% pro rata earned payout of the performance shares awarded to him under the Company's 2013 performance shares program, subject to the terms of the program and the Company’s achievement of the performance objectives under the program, which will be paid at the times provided for under the 2013 Program. Any options held by Mr. Ashmore that are currently vested will remain exercisable for three months after his resignation date. All other options will be cancelled. As permitted under the Company’s Incentive Shares Plans, Mr. Ashmore’s restricted stock awards will continue to vest according to their terms.

Mr. Ashmore will be eligible to receive monthly pension benefits earned under the Company’s qualified pension plan, pursuant to the terms and conditions of, and to be paid in the manner and at the times set forth in, such plan. Mr. Ashmore was awarded participation in the Company's non-qualified pension plan and will be eligible to receive monthly payments of approximately $24,000, depending on the form of annuity election taken, commencing only at age 65 and pursuant to the other terms and conditions of such plan. He will also be eligible to receive distributions from the Company’s qualified and non-qualified retirement savings plans, subject to the provisions of those plans. Mr. Ashmore also will be permitted to participate in the Company’s health care coverage during the consulting period, and to continue coverage under the Company’s split dollar and universal life insurance policies. Through the end of the consulting period, the Company will continue paying for Mr. Ashmore’s leased automobile, club dues, and financial planning services.

Under the letter agreement, Mr. Ashmore agrees, among other things: (i) not to use or disclose any confidential information of the Company; (ii) not to compete with, or solicit to hire the employees of, the Company or any of its affiliates during a period of three years from his date of resignation; and (iii) to reaffirm his obligations under all existing non-compete, invention, non-disclosure and non-solicitation obligations he has to the Company. Mr. Ashmore will also release and discharge the Company, its affiliates, and its and their respective directors, officers, employees and agents from any and all claims or liability of whatever nature, and will remain subject to the Company’s clawback policy.

If Mr. Ashmore violates any of his obligations to the Company under the letter agreement, he will forfeit all payments to be made or benefits provided under the letter agreement, and will repay to the Company, as liquidated damages, one-half of the economic value of all benefits provided to him under the letter agreement prior to the date of breach. If Mr. Ashmore engages in competition with the Company or its affiliates at any time, he will forfeit any future payments or benefits due to him pursuant to the letter agreement.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 5, 2013, the Board of Directors adopted an amendment to the Company's Bylaws, effective on that date. The amended Bylaws, and a copy of the amended Bylaw provision marked to show changes from the prior Bylaw provision dated April 2, 2013, are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Article III, Section 3 of the Bylaws, which provided that no Director is permitted to stand for election or re-election to the Board after reaching the age of 72, has been amended to allow August A. Busch III to serve as a member of the Company’s Board of Directors for an additional one-year term ending at the Company’s Annual Meeting of Stockholders to be held in February 2015.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibits
3.1	Bylaws of Emerson Electric Co., as amended through November 5, 2013.
3.2	Article III, Section 3 of the Bylaws of Emerson Electric Co., as amended through November 5, 2013, marked to show changes from prior Bylaw provision as amended through April 2, 2013.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date:	November 12, 2013	By:	/s/ John G. Shively
John G. Shively Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
3.1	Bylaws of Emerson Electric Co., as amended through November 5, 2013
3.2	Article III, Section 3 of the Bylaws of Emerson Electric Co., as amended through November 5, 2013, marked to show changes from prior Bylaw provision as amended through April 2, 2012.